Exhibit (p)(i)

INITIAL SUBSCRIPTION AGREEMENT

This Agreement is made as of the 16th day of June , 2022 between John Hancock Life Insurance Company (USA) , a stock life insurance company (“JHUSA”) , and John Hancock Asset-Based Lending Fund, a Massachusetts trust (the “Fund”).

WHEREAS, the Fund wishes to sell to JHUSA , and JHUSA wishes to purchase from the Fund, $50,000 of common shares of beneficial interest, $.001 par value per share, of the Fund (2,500 common shares at a purchase price of $20.00 per share (collectively, the “Shares”)); and

WHEREAS, JHUSA is purchasing the Shares for the purpose of providing the initial capitalization of the Fund as required by the Investment Company Act of 1940, as amended;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Promptly after the execution of this Agreement, JHUSA will wire $50,000 to the Fund in full payment for the Shares.

2.	JHUSA agrees that it is purchasing the Shares for investment and has no present intention of reselling the Shares.

Executed as of the date first set forth above.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

By:	/s/ Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	Executive Vice President

JOHN HANCOCK ASSET-BASED LENDING FUND

By:	/s/ Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	President